Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2005 THIRD QUARTER RESULTS

- - Earnings per diluted share increase 29.4%, operating margin reaches 17.0% of sales - -

- - Company repurchases 2.99 million shares - -

- - Board of Directors approves special dividend of $1.50 per share and new share repurchase program - -

Melville, NY, June 30, 2005 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC,” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2005 third quarter ended May 28, 2005.

For the third quarter of fiscal 2005, net sales were $288.5 million, an increase of 13.0% over net sales of $255.3 million in the third quarter of fiscal 2004.  Net income increased 28.5% to $30.7 million in the third quarter of fiscal 2005, compared to net income of $23.9 million in the year-ago period.  Earnings per diluted share for the fiscal 2005 third quarter were $0.44, compared to $0.34 in the third quarter of fiscal 2004, an increase of 29.4%.

For the first nine months of fiscal 2005, the Company’s net sales rose 16.2% to $823.2 million, compared to net sales of $708.6 million a year ago.  Net income in the fiscal 2005 nine-month period was $84.1 million, or $1.19 per diluted share, compared to $58.9 million, or $0.85 per diluted share, in the year ago period.  This represents an increase to net income and net income per diluted share of 42.8% and 40.0%, respectively.

Mitchell Jacobson, Chairman and Chief Executive Officer stated “Market conditions remained solid for MSC during the fiscal third quarter, as we continued to see good order flows from our customer base.  Growth during the quarter was balanced throughout our geographic regions, and was seen in both the manufacturing and non-manufacturing sectors of our business.  We were able to capitalize on this growth, generating strong financial results with revenues increasing 13% and operating margins expanding to 17% for the fiscal third quarter.  We are very pleased with these results, which speak to our continued outstanding operational execution.”

Additionally, the Company also announced today that its Board of Directors has approved the payment of a special, one-time dividend of $1.50 per share.  The special dividend will be payable on August 15, 2005

- MORE -

to shareholders of record on August 8, 2005.  The total cost of the dividend will be approximately $100 million.  As of May 28, 2005, the Company had total cash, cash equivalents and available-for-sale securities of approximately $183 million.

The Company’s Board of Directors has also authorized the repurchase of up to an additional 5 million shares of the Company’s Class A Common Stock.  This new program replaces the Company’s prior share repurchase program, which had been completed through the Company’s current purchases. Purchases under the new share repurchase program will be made in the open market or through privately-negotiated transactions, subject to market conditions and trading restrictions.  The Company has repurchased an additional 2.99 million shares of Class A Common Stock for a total consideration of approximately $90 million since April 5, 2005 under the prior program.  The Company repurchased a total of 5 million shares of Class A Common Stock under the prior program.

“One of the defining characteristics of MSC’s financial performance has always been strong cash flow generation,” said Chuck Boehlke, Chief Financial Officer.  “During the first nine months of fiscal 2005, MSC has generated free cash flow (See Note 1) of $80 million, and we expect to end fiscal 2005 with an invested cash balance of approximately $60 to $70 million, net of all dividend payments.  Over the past few years, we have made the investments in infrastructure and systems necessary to support much of our growth going forward.  Today, the consistent strength of our cash flows allows us to take actions that benefit our shareholders, while also providing ample liquidity with which to fund our future growth strategy.”

Mr. Jacobson concluded, “As we enter the fiscal fourth quarter, MSC will continue to execute on our strategy, take market share and grow.  Rising costs, particularly energy-related costs, remain a concern for our customers.  In this environment, we believe our ability to simplify our customers’ sourcing needs and reduce their operating costs makes MSC’s value proposition even more compelling.  Given current market conditions, we expect revenues for the fiscal 2005 fourth quarter of between $274 million and $279 million, and diluted earnings per share of between $0.39 and $0.41.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the third quarter of fiscal 2005 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 - Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during the first nine months of fiscal 2005 was $88 million.  Expenditures for property, plant and equipment were $8 million, for the first nine months of fiscal 2005.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from more than 2,500 suppliers to approximately 340,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 90 branch sales offices, more than 475 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of

Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheet

(In thousands)

	May 28, 2005	August 28, 2004
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash and cash equivalents	$36,379	$39,517
Available-for-sale securities	7,268	6,000
Accounts receivable, net of allowance for doubtful accounts	127,482	114,077
Inventories	238,159	225,427
Prepaid expenses and other current assets	16,785	16,368
Deferred income taxes	10,123	10,000
Total current assets	436,196	411,389

Available-for-sale securities	139,787	137,797
Property, Plant and Equipment, net	102,038	103,284
Goodwill	63,202	63,202
Other assets	6,989	13,715
Total Assets	$748,212	$729,387

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$40,249	$36,233
Accrued liabilities	59,883	48,638
Current portion of long-term notes payable	150	142
Total current liabilities	100,282	85,013
Long-term notes payable	868	997
Deferred income tax liabilities	27,989	25,171
Total liabilities	129,139	111,181
Shareholders’ Equity:
Preferred Stock
Class A common stock	54	52
Class B common stock	21	21
Additional paid-in capital	340,910	314,710
Retained earnings	455,700	393,341
Accumulated other comprehensive loss	(98)	(12)
Class A treasury stock, at cost	(171,714)	(88,580)
Deferred stock compensation	(5,800)	(1,326)
Total shareholders’ equity	619,073	618,206
Total Liabilities and Shareholders’ Equity	$748,212	$729,387

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004
Net sales	$288,465	$255,297	$823,158	$708,595
Cost of goods sold	155,460	140,417	446,490	389,176
Gross profit	133,005	114,880	376,668	319,419
Operating expenses	84,047	76,993	241,914	224,639
Income from operations	48,958	37,887	134,754	94,780
Other Income:
Interest income, net	1,291	684	3,029	1,444
Other income, net	59	91	76	319
Total other income	1,350	775	3,105	1,763
Income before provision for income taxes	50,308	38,662	137,859	96,543
Provision for income taxes	19,620	14,789	53,765	37,652
Net income	$30,688	$23,873	$84,094	$58,891
Per Share Information:
Net income per common share:
Basic	$0.45	$0.35	$1.23	$0.88
Diluted	$0.44	$0.34	$1.19	$0.85
Weighted average shares used in computing net income per common share
Basic	68,341	67,474	68,573	66,801
Diluted	70,112	70,082	70,603	69,337
Cash dividends declared per common share	$0.12	$0.08	$0.32	$0.21

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(In thousands)

	Thirty-Nine Weeks Ended
	May 28, 2005	May 29, 2004

Cash Flows from Operating Activities:

Net income	$84,094	$58,891
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	9,117	9,457
Loss on disposal of property, plant and equipment	189	—
Amortization of deferred stock compensation	538	86
Provision for doubtful accounts	1,673	1,748
Deferred income taxes	2,695	(2,009)
Stock option income tax benefit	6,759	4,148
Amortization of bond premium	381	148
Changes in operating assets and liabilities:
Accounts receivable	(15,078)	(20,959)
Inventories	(12,732)	(18,974)
Prepaid expenses and other current assets	(417)	(3,077)
Other assets	6,726	6,761
Accounts payable and accrued liabilities	4,314	9,125
Total adjustments	4,165	(13,546)

Net cash provided by operating activities	88,259	45,345

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	79,555	31,664
Purchases of investments in available-for-sale securities	(83,280)	(151,524)
Expenditures for property, plant and equipment	(8,060)	(6,772)

Net cash used in investing activities	(11,785)	(126,632)

Cash Flows from Financing Activities:
Payment of cash dividend	(22,076)	(14,069)
Purchase of treasury stock	(73,187)	(6,754)
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,341	1,015
Proceeds from exercise of Class A common stock options	14,431	24,755
Repayments of notes payable	(121)	(129)

Net cash (used in) provided by financing activities	(79,612)	4,818
Net decrease in cash and cash equivalents	(3,138)	(76,469)
Cash and cash equivalents – beginning of period	39,517	114,294
Cash and cash equivalents – end of period	$36,379	$37,825
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$39,980	$31,900

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